SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment
Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             EQUITABLE REAL ESTATE HYPERION HIGH-YIELD
                    COMMERCIAL MORTGAGE FUND, INC.

Address of Principal Business Office (No. & Street, City, State and Zip Code):

         c/o Equitable Real Estate Hyperion Capital Advisors, L.L.C. 520 Madison Avenue, New York, New York 10022

Telephone Number (including area code): (212) 980-8400

Name and Address of agent for service of process:

                  Louis C. Lucido
             c/o Equitable Real Estate Hyperion Capital Advisors, L.L.C. 520 Madison Avenue
                  New York, New York  10022

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

                           YES      X                         NO       ___
                                    -

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                                   SIGNATURES


Form of signature if registrant is an investment company having a board of directors:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 22nd day of September, 1995.


                           Signature:       EQUITABLE REAL ESTATE HYPERION
                                             HIGH-YIELD COMMERCIAL MORTGAGE
                                             FUND, INC.


                                            By:      /s/ Louis C. Lucido
                                                      Louis C. Lucido
                                                      Director, Secretary


Attest: /s/

275077.1